Certificate of Amendment
                         to
         Greenlight Acquisition Corporation
            Certificate of Incorporation


     Greenlight Acquisition Corporation (the "Corporation"), a corporation organized and existing under the Delaware General
Corporation Law, hereby certifies as follows:

     FIRST: As of July 10, 2008, the Corporation had 1,000,000 shares of common stock issued and outstanding.

     SECOND: By unanimous consent of the Board of Directors and by written consent of the shareholders, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law.

     THIRD: Article One to the Certificate of Incorporation shall be amended in its entirety to read as follows:

                        "ONE:

     The name of the Corporation is Greenmark Acquisition
Corporation."


     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on this 10th day of July, 2008.


               GREENLIGHT ACQUISITION CORPORATION


               BY: /s/ James M. Cassidy
                    President
Attest:

/s/ James M. Cassidy
Secretary